Exhibit 14.2

CAPMARK FINANCIAL GROUP INC.

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

This Code of Ethics for the CEO and Senior Financial Officers (“Code”) applies to the Chief Executive Officer (“CEO”) of Capmark Financial Group Inc. and its consolidated subsidiaries (the “Company”) and to its senior financial officers.  “Senior financial officers” means the Company’s Chief Financial Officer and (if different) its principal accounting officer or controller or persons performing similar functions.

This Code supplements the Company’s Code of Ethics for Directors, Officers and Employees, which sets forth fundamental principles and key policies and procedures that govern the conduct of all members of the Board of Directors (“Board”) and officers and employees of the Company.  The CEO and senior financial officers are bound by the provisions set forth in the Code of Ethics for Directors, Officers and Employees and the additional standards of ethical behavior relating to accounting, internal control, financial reporting and disclosure controls and fraud contained therein, except in cases where applicable law conflicts with such code.

In addition to the Code of Ethics for Directors, Officers and Employees, the CEO and each senior financial officer are also subject to the following additional policies:

1.  The CEO and senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in any and all periodic reports required to be filed by the Company with the Securities and Exchange Commission.  Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of appropriate officers of the Company any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or will otherwise assist such officers in fulfilling the Company’s financial reporting responsibilities.

2.  The CEO and each senior financial officer shall promptly bring to the attention of appropriate officers of the Company and the Audit Committee any information he or she may have concerning (a) material weaknesses or significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.  The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO (as applicable) and to the attention of the Audit Committee any information he or she may have concerning any material violation of this Code or the Code of Ethics for Directors, Officers and Employees, including any actual or apparent conflicts of interest between personal and professional relationships that are not addressed in accordance with such codes and that involve management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.  The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO (as applicable) and to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the banking, securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of material violations of this Code or the Code of Ethics for Directors, Officers and Employees.

5.  The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or the Code of Ethics for Directors, Officers and Employees by the CEO or the Company’s senior financial officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to such codes, shall include written notices to the individual involved that the Board has determined that there has been a violation, and may include such other steps or disciplinary action as the Board deems appropriate.  In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.